Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268603

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated December 27, 2022)

Scilex Holding Company

Up to 145,200,264 Shares of Common Stock

Up to 11,003,988 Shares of Common Stock Issuable Upon the Exercise of Warrants

Up to 5,490,617 Warrants

This prospectus supplement supplements the prospectus dated December 27, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-268603). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 13, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 11,003,988 shares of our common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of (i) 4,104,000 private placement warrants (the “Private Warrant Shares”) originally sold in a private placement at a price of $0.75 per warrant in connection with the initial public offering of Vickers Vantage Corp. I (“Vickers”) (and a portion of which were subsequently transferred to Sorrento Therapeutics, Inc. (“Sorrento”) at no cost in connection with the Business Combination (as defined below)) (the “Private Warrants”) and (ii) 6,899,988 public warrants (the “Public Warrant Shares”) originally sold to the public investors in connection with the initial public offering of units of Vickers (the “Public Warrants” and together with the Private Warrants, the “Warrants”) at a price of $10.00 per unit, with each unit consisting of one ordinary share of Vickers and one-half of one warrant to purchase one ordinary share of Vickers. Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share. We will not receive the proceeds from the resale of the Private Warrant Shares or the Public Warrant Shares hereunder; however, we will receive the proceeds from any exercise of the Private Warrants and the Public Warrants.

The Prospectus and this prospectus supplement also relates to the offer and sale from time to time by:

(a) the selling stockholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 145,200,264 shares (the “Resale Shares”) of our Common Stock, consisting of:

(i) up to 3,983,057 shares of Common Stock (the “Sponsor Shares”) held by Vickers Venture Fund VI Pte Ltd, Vickers Venture Fund VI (Plan) Pte Ltd, Pei Wei Woo, Suneel Kaji and Steve Myint (collectively, the “Sponsors”), comprised of 3,450,000 shares that were issued on November 9, 2022 upon conversion of the same number of our former ordinary shares (initially acquired by the Sponsors prior to the initial public offering of units of Vickers Vantage Corp. I at a purchase price of $0.007 per ordinary share) in connection with the Domestication and the Business Combination (each as defined below) and 533,057 shares that were also issued on November 9, 2022 upon the contribution of certain indebtedness by Vickers Venture Fund VI Pte Ltd and Vickers Venture Fund VI (Plan) Pte Ltd at a contribution value of $10.00 per share, in connection with the Business Combination pursuant to a debt contribution agreement;

(ii) up to 135,726,590 shares of Common Stock (the “Merger Shares”) issued to Sorrento on November 10, 2022 in connection with the Business Combination at an equity consideration value of $10.00 per share;

(iii) up to 4,104,000 Private Warrant Shares issuable upon the exercise of the Private Warrants at an exercise price of $11.50 per share; and

(iv) up to 1,386,617 Public Warrant Shares issuable to Sorrento upon the exercise of the Public Warrants held by Sorrento at an exercise price of $11.50 per share; and

(b) the selling warrantholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Warrantholders” and, together with the Selling Stockholders, the “Selling Securityholders”) of up to 4,104,000 Private Warrants (which were originally issued at a price of $0.75 per Private Warrant, of which 3,104,000 were transferred from the Sponsors to Sorrento at no cost in connection with the Business Combination), and 1,386,617 Public Warrants (which were acquired by Sorrento in open-market purchases at a weighted average price of $0.3078 per Public Warrant).

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On February 14, 2023, the last reported sales price per share of our Common Stock was $8.12. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “SCLXW.” On February 14, 2023, the closing sale price per warrant of our Public Warrants was $1.53.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 9 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 15, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2023

SCILEX HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-39852	92-1062542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 516-4310

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On February 12, 2023, Scilex Holding Company (the “Company”) acquired from BioDelivery Sciences International, Inc. (“BSDI”) and Collegium Pharmaceutical, Inc. (“Collegium”, and together with BDSI, the “Sellers”) the rights to certain patents, trademarks, regulatory approvals, data, contracts and other rights related to ELYXYB™ (celecoxib oral solution) (the “Product”) and its commercialization in the United States and Canada (the “Territory”).

As consideration for the acquisition, the Company assumed various rights and obligations under that certain asset purchase agreement, dated August 3, 2021 (the “DRL APA”), between BDSI and Dr. Reddy’s Laboratories Limited, a company incorporated under the laws of India (“DRL”), including a license from DRL including an irrevocable, royalty-free, exclusive license to know-how and patents of DRL related to the Product and necessary or used to exploit the Product in the Territory. Additionally, under the Purchase Agreement, the Seller granted the Company an irrevocable, royalty-free, exclusive license to know-how related to the Product and necessary or used to exploit the Product in the Territory. No cash consideration was or will be payable to Sellers for such acquisition; however, the obligations under the DRL APA that were assumed by the Company include obligations to pay royalties for sales of the Product in the Territory for all indications and additional amounts if certain milestones are achieved.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer & President

Date: February 13, 2023

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